Exhibit 107

Calculation of Filing Fee Tables

Post-Effective Amendment No. 3 to Form S-1 on
Form S-3

Energy Vault Holdings, Inc.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Registered Securities
Fees Previously Paid (2)	Equity	Common Stock, par value $0.0001 per share (3)	457(a) (10)	19,500,005	$9.29	$181,155,047	0.0000927	$16,974
	Equity	Common Stock, par value $0.0001 per share (4)	457(a) (10)	58,085,225	$9.29	$539,611,740	0.0000927	$50,023
	Equity	Common Stock, par value $0.0001 per share (5)	457(a) (10)	3,974,520	$9.29	$36,923,291	0.0000927	$3,423
	Equity	Common Stock, par value $0.0001 per share (6)	457(a) (11)	9,583,256	$11.50	$110,207,444	0.0000927	$10,217
	Equity	Common Stock, par value $0.0001 per share (7)	457(a) (11)	5,166,666	$11.50	$59,416,659	0.0000927	$5,508
	Equity	Warrants to purchase Common Stock (8)	Other (12)	5,166,666	—	—	0.0000927	—
	Equity	Common Stock, par value $0.0001 per share (9)	457(a) (13)	14,841,504	$14.23	$211,194,602	0.0000927	$19,578
	Total Offering Amounts					$1,138,508,784		$105,543
	Total Fees Previously Paid							$85,965
	Total Fee Offsets							0.00
	Net Fee Due							$0.00

1.	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover any additional shares of Energy Vault Holdings, Inc.’s (the “Registrant” or the “Company”) common stock that become is issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
2.	No new securities are being registered on this post-effective amendment and all registration fees were previously paid at the time the registration statement on Form S-1 (File No. 333-262720) filed with the U.S. Securities and Exchange Commission on February 14, 2022 (“Initial Registration Statement”).

3.	At the time of the Initial Registration Statement consisted of an aggregate of 19,500,005 outstanding shares of the Registrant’s common stock, par value $0.0001 per share (the “common stock”), beneficially owned by a number of subscribers purchased from the Company, for a purchase price of $10.00 per share, pursuant to separate subscription agreements. These shares were registered for resale on the Initial Registration Statement and the registration fees were previously paid.

4.	At the time of the Initial Registration Statement consisted of an aggregate of 58,085,225 shares of the Registrant’s common stock beneficially owned by affiliates of the Registrant and former equity holders of Energy Vault, Inc. All of these shares were previously registered pursuant to the registration statement on Form S-4/A (File No. 333-260308) filed on January 12, 2022 to report the business combination between the Registrant and Energy Vault, Inc. These shares were subsequently registered for resale on the Initial Registration Statement and the registration fees were previously paid.

5.	At the time of the Initial Registration Statement consisted of 3,974,520 shares of the Registrant’s common stock held by the Founders (as defined in Initial Registration Statement) or that were transferred to their affiliates. The registration fees were previously paid.

6.	At the time of the Initial Registration Statement consisted of 9,583,256 shares of the Registrant’s common stock issuable upon exercise of public warrants that were issued to stockholders in connection with the initial public offering of the Registrant. On August 2, 2022 the Registrant announced the completion of the redemption of all outstanding public warrants that were issued under the warrant agreement, dated as of February 3, 2021 by and between the Registrant (f/k/a Novus Capital Corp. II) and Continental Stock Transfer & Trust Company, as warrant agent. The registration fees were previously paid.

7.	At the time of the Initial Registration Statement consisted of 5,166,666 shares of the Registrant’s common stock issuable upon exercise of certain private placement warrants that were issued to the Founders in connection with the initial public offering of the Registrant. Each such warrant is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share. These shares were registered for issuance on the Initial Registration Statement and the registration fees were previously paid.

8.	At the time of the Initial Registration Statement consisted of warrants to purchase 5,166,666 shares of the Registrant’s common stock issuable upon exercise of certain private placement warrants issued to the Founders or that were transferred to affiliates of the Founders. Each such warrant is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share. These warrants were registered for resale on the Initial Registration Statement and the registration fees were previously paid.

9.	At the time of the Initial Registration Statement consisted of an aggregate of 14,841,504 shares of the Registrant’s common stock beneficially owned by an affiliate of the Registrant, who is also a former equity holders of Energy Vault, Inc. All of these shares were previously registered pursuant to the registration statement on Form S-4/A (File No. 333-260308) filed on January 12, 2022 to report the business combination between the Registrant and Energy Vault, Inc. These shares were subsequently registered for resale on the Initial Registration Statement and the registration fees were previously paid.

10.	At the time of the prior fee payment, the proposed maximum offering price per unit was estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s common stock quoted on the New York Stock Exchange on February 9, 2022.

11.	At the time of the prior fee payment, the proposed maximum offering price per unit was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act based on the exercise price of the warrants.

12.	At the time of the prior fee payment, pursuant to Rule 457(i), the entire registration fee for the warrants was allocated to the shares of common stock underlying the warrants and no separate fee payable for the warrants.

13.

At the time of the prior fee payment, the proposed maximum offering price per unit was estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s common stock quoted on the New York Stock Exchange on May 2, 2022.